Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VICAL INCORPORATED

Vical Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The name of the corporation is Vical Incorporated (the “Corporation”).

SECOND:The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 30, 1987.

THIRD:The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending the Corporation’s Restated Certificate of Incorporation, as amended, as follows:

1.Article IV, Paragraph A of the Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended to add the following paragraph immediately following the first sentence of Article IV, Paragraph A:

“Upon the effectiveness of the Certificate of Amendment of the Restated Certificate of Incorporation, as amended, adding in this paragraph (the “Effective Time”), each 10 to 30 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, without increasing or decreasing the par value of each share of Common Stock and without any further action by the Company or the holder thereof, the exact ratio within the 10 to 30 range to be determined by the Board of Directors of the Company prior to the Effective Time and publicly announced by the Company, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”).  No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split.  Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Company’s exchange agent in lieu of such fractional share interests, upon receipt by the Company’s exchange agent of any required transmittal letter properly completed and duly executed by the stockholder, and, where shares are held in certificated form, the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Company’s exchange agent of all fractional shares otherwise issuable.  Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

FOURTH:Thereafter, pursuant to a resolution of its Board of Directors, the amendment was submitted to the stockholders of the Corporation for their approval at an annual meeting of stockholders which was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.  Accordingly, said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FIFTH: On May 20, 2016, the Board of Directors of the Corporation determined that each ten (10) shares of the Corporation’s Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.01 per share.  The Corporation publicly announced this ratio on May 25, 2016.

SIXTH: This Certificate of Amendment shall become effective on May 26, 2016 at 5:00 p.m. Eastern Time.

In Witness Whereof, Vical Incorporated has caused this Certificate of Amendment to be signed by the undersigned officer, thereunto duly authorized, this 25th day of May, 2016.

Vical Incorporated

By:	/s/Vijay B. Samant
Vijay B. Samant
President and Chief Executive Officer